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Exhibit 1
                  ATLAS TO PURCHASE DOBY GEORGE GOLD PROJECT
                        _______________________________

  Denver, CO, August 17, 1995 -- Atlas Corporation (NYSE:AZ) announced today it has agreed to purchase the Doby George Gold Project, Nevada, from Independence Mining Company Inc. Doby is an early stage development project with an indicated reserve of approximately 220,000 ounces. The terms of the agreement call for delivery of 1.4 million shares of Atlas Common Stock to Independence upon closing along with a payment of $400,000. The transaction has been approved by Atlas' board of directors. It is subject to a sixty day due diligence period and negotiation of a definitive contract.

  Preliminary studies on Doby, located northwest of Elko, Nevada, indicate a reserve of 3.7 million tons at an average grade of .060 ounces per ton. While 691 holes have been drilled to date, the three near surface deposits which contain the majority of the indicated reserve still remain open. Metallurgical testing indicates that the mineralization is non-refractory and amenable to heap leach cyanidation. It is expected that the deposits will be developed using open pit mining methods. Atlas is currently reviewing the existing data on the project and evaluating possible development scenarios.

  The Doby land position covers over 14 square miles on public land. In addition to the main mineralization, five other zones of mineral potential have been identified. These zones represent additional exploration upside and, through additional drilling, may prove to be connected to the main deposits.

  David Birkenshaw, Atlas Chairman and Chief Executive Officer, stated, "Atlas has been evaluating a number acquisition opportunities over the last few months. Doby is a near term development project with an indicated reserve and excellent upside potential. We couldn't have asked for a project that better fits our profile. Atlas will immediately begin a development program which includes definition drilling, mine planning and permitting."

  Atlas Corporation explores and develops mining properties. The Company is in the process of restarting mining operations at the 105 square mile Gold Bar Project located in Eureka, Nevada. Atlas currently holds a 28% equity position in Granges, Inc.


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